--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response ... 0.05
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name And Ticker or Trading Symbol
                                                    quiring Statement
   Wexford Management LLC                           (Month/Day/Year)       I-many, Inc. ("IMNY")
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)           July 2000       5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 ----------------------    to Issuer (Check all applicable)       of Original
                                                 3. I.R.S. Identification
  411 West Putnam Avenue, Suite 125                 Number of                Director        X   10% Owner         (Month/Day/Year)
                                                    Reporting Person, if ---                ---
-------------------------------------------------   an entity (Voluntary)    Officer (give      Other (specify  --------------------
                    (Street)                                                 title below)       below)         7. Individual or
                                                                         ---               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
  Greenwich,          CT             06830                                                                        Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
                                                                                                               ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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  Common Stock                                          3,466,938(1)                    D
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  Common Stock                                            311,083(2)                    D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (3-99)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:

(1)  These securities are owned solely by WI Software Investors, LLC, which is a member of a "group" with Imprimis SB, L.P. for purposes of Section 13(d) of the Exchange Act. Wexford Management LLC is the investment manager to WI Software Investors, LLC.
(2)  These securities are owned solely by Imprimis SB, L.P., a joint reporting person. Wexford Management LLC is the investment manager to Imprimis SB, L.P.

                                                                       Wexford Management LLC

                                                                        /s/ Joseph Jacobs                         7/10/00
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (3-99)

Joint Filer Information

Name:     WI Software Investors, LLC
          Imprimis SB, L.P.

Address:  411 West Putnam Avenue, Suite 125
          Greenwich, CT 06830

Designated Filer:  Wexford Management LLC
Issuer and Ticker Symbol: I-many, Inc. (IMNY)

Date of Event Requiring Statement:  July 12, 2000

Signatures



WI Software Investors, LLC


By: /s/ Paul Jacobi
   ------------------------------------
   Name:  Paul Jacobi
   Title: Vice President




Imprimis SB, L.P.


By: /s/ Paul Jacobi
   ------------------------------------
   Name:  Paul Jacobi
   Title: Vice President



   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMS control number.